UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 23, 2007

NeoPharm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-90516	51-0327886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1850 Lakeside Drive, Waukegan, IL		60085
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code) (847) 887-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (18 CFR 240.13e-4(c)).

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2007, NeoPharm, Inc. (the “Company”) terminated the employment of Guillermo A. Herrera, its President and Chief Executive Officer.  Under the terms of his Employment Agreement, upon termination of employment, Mr. Herrera is deemed to have resigned as an officer and director of the Company and its subsidiaries.

Effective March 23, 2007, Laurence P. Birch, age 47, was appointed as the Company’s President and Chief Executive Officer.  Prior to joining the Company, Mr. Birch served as Sr. Vice President and Chief Financial Officer of Ohio Medical Corporation, a supplier of medical air and pumping systems from 2006 to March 2007.  Before that, Mr. Birch served as Sr. Vice President and Chief Financial Officer and interim President and Chief Executive Officer of AKSYS, Ltd., a hemodialysis developer and manufacturer (2005 to 2006).  Prior to that, Mr. Birch served as co-founder and managing director of Stratego Partners, a cost management consulting firm, (2003 to 2005), Executive Vice President and Chief Financial Officer of Seurat, Inc., a marketing outsourcing and services company, (2002-2003), Sr. Vice President — Business Development and Chief Financial Officer of Technology Solutions, Inc., a systems integration and consulting company (2000-2002), and Chief Financial Officer of Brigade, Inc., an internet support company, (1999-2000). Mr. Birch began his career with Baxter Healthcare, a manufacturer and supplier of pharmaceuticals and medical devices, where over the course of 13 years he held a variety of positions.  Mr. Birch holds a Bachelor of Science-Finance from the University of Illinois and a MBA from Northwestern University - Kellogg Graduate Business of Management.  Mr. Birch is also a Certified Public Accountant.

Mr. Birch has entered into an Employment Agreement with the Company that provides an annual base salary of $275,000 and a target bonus of 50% of his base salary based on performance criteria to be established by the Board in consultation with Mr. Birch.  In the event the Company terminates Mr. Birch’s employment without cause, after six months employment, he would be entitled to receive a continuation of his then current base salary for a period of twelve months.  In the event of a termination after a change of control of the Company, Mr. Birch would receive, in addition to twelve months salary continuation, a lump sum payment equal to the prior year’s bonus, if any, plus accelerated vesting of all options or restricted stock.  Mr. Birch was granted stock options to purchase up to 300,000 shares of the Company’s common stock at an exercise price equal to $1.90 per share, which options vest in four equal annual installments on the anniversary of the date of hire.  In addition, the Company committed to issue 180,665 shares of restricted stock to Mr. Birch upon shares for such an award becoming available under the Company’s equity incentive plan, either through the expiration or cancellation of share awards granted to others or approval of an increase in the number of shares available under the plan.  Mr. Birch is entitled to participate in all employee benefit plans made available to other executive officers of the Company and, while Mr. Birch is employed by the Company, and for one year thereafter, he is prohibited from competing with the Company and soliciting its employees, customers, suppliers or clients and is subject to standard confidentiality restrictions.

The above summary of the Employment Agreement is qualified in its entirety by reference to the copy of the Employment Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Since January 1, 2006, Mr. Birch has not been a party to any transaction with the Company and there are no family relationships between Mr. Birch and any of the Company’s executive officers or members of the Company’s Board of Directors.

Item 9.01.                                          Financial Statements and Exhibits

Exhibit 10.1                               Employment Agreement dated March 23, 2007, by and between NeoPharm, Inc. and Laurence P. Birch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOPHARM, INC.

By: /s/ Laurence P. Birch
Laurence P. Birch,
President and Chief Executive Officer

Dated:  March 27, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit Table

10.1	Employment Agreement dated March 23, 2007, by and between NeoPharm, Inc. and Laurence P. Birch.	.